SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON DC 20549

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                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported) March 5, 2003
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                         CHINA AUTOMOTIVE SYSTEMS, INC.
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               (Exact name of Registrant as Specified in Charter)


         Delaware                      000-33123                  33-0885775
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(State of Other Jurisdiction         (Commission               (IRS Employer
      of Incorporation)              File Number)            Identification No.)

                        The Fourth Floor Bldg. E No. 501
                       Jin Gang Rd. Jiniao Developing Zone
                         Pudong, Shanghai, China 201206
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                    (Address of Principal Executive Offices)


Registrant's telephone number, including area code         0716-8324631
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          (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.


         Explanatory Note

         This Form 8-K/A has been filed solely to revise the information set forth in the second paragraph of the "Strategic Plan" disclosure under Item 2. of the Form 8-K filed with the Securities and Exchange Commission on March 5, 2003.


Acquisition

         Visions-In-Glass, Inc. (the "Registrant") entered into a Share Exchange Agreement, (the "Exchange Agreement"), dated as of March 5, 2003, by and among the Registrant, Yarek Bartosz, Guofu Dong ("Dong"), Liping Xie ("Xie"), Qizhou Wu ("Wu"), Tse Yiu Wong ("Wong"), Hanlin Chen ("Chen" together with Dong, Wong, Wu and Xie, the "Sellers") and Great Genesis Holding Limited, a corporation organized under the laws of Hong Kong Special Administrative Region, China ("Genesis"). Pursuant to the Exchange Agreement, on March 5, 2003 (the "Closing Date"), the Registrant acquired (the "Acquisition") from the Sellers all of the issued and outstanding equity interests of Genesis (the "Genesis Shares"). As consideration for the Genesis Shares, the Registrant issued 20,914,250 shares of its common stock to the Sellers. The parties have submitted the documents to the Hong Kong Stamp Duty Office (the "Office") as required by Hong Kong law so that Office can assess the stamp duty imposed in connection with the transactions described in the Share Exchange Agreement. The consideration for the Acquisition was determined through arms length negotiations between the management of the Registrant and the Sellers.

         Until the Closing Date, the Registrant had only nominal assets and liabilities and no current business operations. As a result of the Acquisition, the Registrant will continue the business operations of Genesis.

Overview of Genesis


         Genesis owns all of the capital stock of Jilong Enterprises Investment Corp. Ltd., a Hong Kong Company ("Jilong"). Jilong in turn owns an interests in four sino-joint ventures which each manufacture power steering systems or related products for different segments of the automobile industry in China. The combined sales of the sino-joint ventures rank second in their industry sector with combined sales totaling 30% to 40% of the market share in China.

   Joint Venture              Ownership Interest          Business Segment

JiuLong Co., Ltd.                   81%                  Buses and Trucks
HengLong Co. Ltd.                   42%                  Small Cars and Vans
JinBei Heng Long                    55%                  Vans
Henlong WanAn Co., Ltd.             51%                  Power Steering Pumps

         Genesis has long-term contracts with more than forty manufactures, including the two of the largest automobile manufacturers China's No. 1
Automobile Manufactory with $10 Billion USD in sales and China's No. 2 Automobile Manufactory with $2 Billion USD in sales. Genesis also has long term contracts with the largest Van manufacturer in China, Shenyang Jinbei Co., Ltd. which has approximately $2.5 billion USD in annual sales and Fukang, a Citren invested automobile manufacturing which has approximately $1 billion USD in annual sales.

         Genesis currently owns two trademarks on automobile parts and several Chinese patents for power steering technology. By integrating new advanced technologies, such as electronic chips in power steering systems into its current product line, the group is pursuing aggressive strategies on the technology level to maintain a competitive edge within the automobile industry.

Strategic Plan

         The short to midterm strategic plan is to focus on market expansion in the domestic and international arena. Generally, to achieve this goal Genesis will focus on name recognition, customer service and the ability to provide quality products to its customers. In addition, product line expansion, with a focus on parts, accessories and new technologies will be important to the overall development of the business. For international market expansion, Genesis will target North America and the Asia-pacific countries, and the Middle East areas such as the United States, Canada, Malaysia, Indonesia and Korea.

Industry Overview

         The Automobile industry is one of the fastest growing industries in China with a growth rate of 42% in sales in 2002. The Chinese Automobile industry is expected to grow at the current rate of 10% to 15% per year over the next 3 years. An increase of 10% to 15% in 2003 will make China the third largest automobile market in the world and likely to become the leading purchaser of cars, parts and accessories in the next 5 to 10 years. Based on these figures Genesis maintains that it will achieve at least a 30% annual growth rate over the next three years. Genesis's projected growth rate in fiscal year 2003 of 50% will be achieved without a substantial change to our current structure. Genesis's growth rate is slightly above China's industry standard, however it's consistent with Genesis's current environment.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  CHINA AUTOMOTIVE SYSTEMS, INC.

Date:    October 22, 2004                           By:  /s/ Hanlin Chen
                                                  ------------------------------
                                                  Name:  Hanlin Chen
                                                  Title: Chief Executive Officer